UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 21, 2009

LOUISIANA-PACIFIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7107	93-0609074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

414 Union Street, Suite 2000, Nashville, TN 37219

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (615) 986-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Recent Developments

The following information is being provided in this Current Report on Form 8-K to provide updated information with respect to various matters.

On September 21, 2009, Louisiana-Pacific Corporation (the “Company”) announced commencement of an underwritten public offering of 18,000,000 shares of the Company’s common stock. The Company also intends to grant the underwriters an option to purchase 2,700,000 additional shares of the Company’s common stock to cover over-allotments. Our press release relating to the announcement is filed as Exhibit 99.1 hereto.

In connection with the offering, we disclosed, for each of our operating segments, our estimates of ranges of operating income (loss) for the third quarter of 2009 as compared to our actual operating income (loss) for the third quarter of 2008:

	Q3 2009 Estimated Range			Q3 2008 Actual
	(dollars in millions)			(dollars in millions)
Operating income (loss)
Oriented Strand Board	$(10.0)	-	$(8.0)	$(27.7)
Siding	$14.0	-	$16.0	$4.6
Engineered Wood Products	$(10.0)	-	$(8.0)	$(11.0)

We anticipate significant improvement in operating income (loss) in each segment over the prior year. Despite a reduction in net sales in the third quarter of 2009 as compared to the third quarter of 2008, we have benefited from reduced raw material costs in all businesses and have implemented significant cost savings initiatives which reduced our manufacturing costs.

•

In our Oriented Strand Board (OSB) segment, we have taken significant downtime to better match supply and demand. Additionally, we have implemented flexible manufacturing schedules which have allowed us to reduce manufacturing overhead at the reduced production levels. As of September 14, 2009, average North Central 7/16” pricing for the third quarter of 2009 as reported by Random Lengths is approximately 11% lower based on than for the third quarter of 2008. For the third quarter of 2009 as compared to the third quarter of 2008, we expect sales volumes to be lower by approximately 25%.

•

In our Siding segment, we have exited an unprofitable line of business and reduced associated staffing. Additionally, we have reduced our shifting patterns at our Smart Side facilities which have allowed us to reduce our manufacturing overhead. For the third quarter of 2009 as compared to the third quarter of 2008, we expect sales volumes to be lower by approximately 15%, with sales prices flat to slightly down.

•

In our Engineered Wood Products (EWP) segment, for the third quarter of 2009 as compared to the third quarter of 2008, we expect sales volumes to be lower by approximately 15% in both I-Joist and LVL/LSL and sales prices to be down approximately 5%. Demand in this segment tracks closely to housing starts.

The estimates set forth above are based on information available to our management as of this date and are not guarantees of future performance. The estimates are forward-looking statements and are subject to the risks, uncertainties and other factors described under “Forward-Looking Statements” in our quarterly report filed on Form 10-Q for the quarter ended June 30, 2009. You should consider these estimates together with our historical financial statements and the accompanying notes and our annual and quarterly reports filed with the Securities and Exchange Commission, including the information under “Risk Factors” in our quarterly report filed on Form 10-Q for the quarter ended June 30, 2009. We do not intend to update the estimates set forth above and disclaim any obligation to do so.

Additionally, during the third quarter of 2009 we repurchased approximately $13.3 million of our 8.875% Senior Notes due 2010 using cash on hand.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release, dated September 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/s/ Curtis M. Stevens
Name:	Curtis M. Stevens
Title:	Chief Financial Officer

Date: September 21, 2009.